Exhibit 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of April 1, 2004 (the “Effective Date”), is made by and among Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), and its wholly owned subsidiary, Enterprise Bank and Trust Company, a Massachusetts trust company with its main office in Lowell, Massachusetts (the “Bank”) (the Bank and the Company being collectively referred to herein as the “Employers”), and John P. Clancy Jr., an individual residing at 11 Tanglewood Drive, Chelmsford, Massachusetts (the “Executive”).  This Agreement shall be effective as of the date hereof (the “Effective Date”).

WHEREAS, the Employers desire to continue to employ the Executive as President and Treasurer of the Company and Executive Vice President and Treasurer of the Bank and to enter into an employment agreement embodying the terms of such relationship;

AND WHEREAS, the Executive is willing to continue to be employed as President and Treasurer of the Company and Executive Vice President and Treasurer of the Bank on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employers and the Executive hereby agree as follows:

1.                                       Definitions.

1.1                                 “Affiliate” means any Person effectively controlling, effectively controlled by or effectively under common control with the Employers.

1.2                                 “Board” means the board of directors of the Company or the Bank, as the case may be.

1.3                                 “Cause” means, when used with respect to the termination of the employment of the Executive by the Employers, termination due to (a) the Executive’s willful and continued failure to substantially perform his employment duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) or (b) the Executive’s willfully engaging in conduct which is demonstrably and materially injurious to the Company or the Bank, monetarily or otherwise.  For purposes of this definition, no act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company or the Bank.

1.4                                 “Change in Control” has the same meaning as defined in the Company’s 2003 Stock Incentive Plan, as may be amended and in effect from time to time.

1.5                                 “Code” means the Internal Revenue Code of 1986, as amended, and as in effect from time to time, and/or any successor code thereto.

1.6                                 “Date of Termination” means the date specified in the Notice of Termination (as such term is defined in Section 6.8 of this Agreement) or such date that the

Executive’s employment terminates if such termination does not require or otherwise depend upon a prior written notice by the Employers or the Executive, as the case may be, under the terms of this Agreement; provided, however, that if, within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party in writing that a dispute exists concerning the termination of employment that is the subject of such Notice of Termination, then the Date of Termination shall be the date on which such dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction, including all appeals, unless the time for appeal therefrom has expired and no appeal has been perfected; provided, further, however, that the Date of Termination shall (a) in no case be later than the date on which the Term of Employment (as such term is defined in Section 3 of this Agreement) expires, and (b) be extended by a notice of dispute as provided above only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

1.7                                 “Good Reason” means, and shall be deemed to exist if, (a) without the written consent of the Executive, (i) the Employers fail to appoint or reappoint the Executive as President and Treasurer of the Company or Executive Vice President and Treasurer of the Bank, (ii) there occurs any material change by the Employers to the Executive’s function, duties or responsibilities as set forth in Section 4.1 of this Agreement, which change would cause the Executive’s position with the Employers to become one of lesser responsibility, importance or scope from the position and attributes thereof as set forth in Section 4.1 of this Agreement, (iii) there occurs any material breach of this Agreement by the Employers or (iv) the Employers fail to obtain a satisfactory agreement from any successor(s) to assume and agree to perform the Employers obligations under this Agreement, or (b) a Change in Control occurs, whether or not the Executive has consented , in writing or otherwise, to such Change in Control.

1.8                                 “Highest Annual Compensation” means, as determined as of any Date of Termination, the sum of (a) the highest per annum rate of base salary paid by the Employers to the Executive at any time during the Term of Employment prior to such Date of Termination, (b) the highest amount of commission or other compensation (which is not otherwise included in the base salary and bonus amounts referred in clauses (a) and (c) hereof) paid by the Employers to the Executive with respect to any fiscal year of the Employers during the Term of Employment prior to such  Date of Termination, and (c) the highest annual incentive compensation or other bonus amount paid by the Employers to the Executive (or which would have been paid but for an election by the Executive to defer payment to a later period) with respect to any fiscal year of the Employers during the Term of Employment prior to such Date of Termination.

1.9                                 “Parent” means any Person which has a direct or indirect legal or beneficial ownership interest in the Employers, but only if any such Person owns or controls, directly or indirectly, securities possessing at least 50 percent of the total combined voting power of all classes of securities of the Employers.

1.10                           “Person” means any natural person or any bank, trust company, credit union, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust, estate, joint venture or other business organization or entity.

1.11                           “Subsidiary” means any Person (other than the Company or the Bank) in which the Employers or any Parent has a direct or indirect legal or beneficial ownership interest, but only if the Company or the Parent, as the case may be, owns or controls, directly or indirectly, securities possessing at least 50 percent of the total combined voting power of all classes of securities in any such Person.

1.12                           “Retirement” means the termination of the Executive’s employment with the Employers upon the initiative of the Executive at any time after the Executive attains the age of 65 years old, other than (a) a termination due to death, (b) a termination for Good Reason or (c) a termination upon the expiration of the Term of Employment.

2.                                       Employment.  Subject to the terms and provisions set forth in this Agreement, the Employers, during the Term of Employment, agree to employ the Executive as President and Treasurer of the Company and Executive Vice President and Treasurer of the Bank and the Executive hereby accepts such employment. The parties acknowledge and agree that the Executive’s employment by the Employers under this Agreement may not be terminated for any reason other than as set forth in Section 6 below prior to the expiration of the Term of Employment.

3.                                       Term of Employment.  The term of employment under this Agreement shall commence as of the Effective Date and, subject to extension as provided in this Section 3 or earlier termination as provided under Section 6 of this Agreement, shall continue through March 31, 2006 (the “Term of Employment”).  As of the first day of each month of April during which this Agreement remains in effect (each such day a “Renewal Date”), a one-year extension of the then current Term of Employment shall automatically be effected (for example, on April 1, 2005, the Term of Employment shall be extended from a term ending on March  31, 2006 to a term ending on March 31, 2007).  Either the Employers or the Executive may give written notice to the other on or prior to any given Renewal Date of the intent of the party giving such notice to terminate this Agreement at the expiration of the two-year period commencing on such Renewal Date.  Upon the delivery by either party of any such notice, the Term of Employment shall no longer be subject to the automatic one-year extension provided for herein, but rather shall expire upon the conclusion of such final two-year period.

4.                                       Positions, Responsibilities and Duties.

4.1                                 Positions and Duties.  During the Term of Employment, the Executive shall be employed and shall serve as President and Treasurer of the Company and Executive Vice President and Treasurer of the Bank.  In such positions, the Executive shall have the duties, responsibilities and authorities as determined and designated from time to time by the Chairman and Chief Executive Officer of the Employers or the Board and as otherwise provided in the bylaws of the Employers.  The Executive shall serve under the direction of, and report only to, the Chairman and Chief Executive Officer of the Employers.  Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would result in the Employers’ or the Executive’s noncompliance with, or any other violation of, any applicable law, regulation, regulatory policy or other regulatory requirement.

4.2                                 Attention to Duties and Responsibilities.  During the Term of Employment, the Executive shall, except for periods of absence occasioned by illness, vacation in accordance with Section 5.6 of this Agreement, and any other reasonable leaves of absence in accordance with any applicable policies, programs, procedures or practices of the Employers, devote substantially all of his business time to the business and affairs of the Employers and the Executive shall use his best efforts, business skills, ability and fidelity to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not present a conflict of interest or significantly interfere with the performance by the Executive of his duties and responsibilities hereunder, (a) to manage the Executive’s personal financial affairs, including his personal investment portfolio, and (b)(i) to serve on boards of directors or trustees or committees of civic or charitable organizations or trade associations, and (ii) after obtaining the consent of the Board, as evidenced by a formally adopted vote or resolution of the Board and under the terms and conditions specified in any such vote or resolution, to serve on the board of directors or trustees or other governing body of any company or other organization or  association or to serve as a general partner or other type of active manager in any partnership or other type of business venture; provided, further, however, that all offices or positions which the Executive currently holds or has held prior to the date of this Agreement and any other that may be set forth in a schedule attached to this Agreement are hereby acknowledged by the Employers and designated as currently consented to positions.

5.                                       Compensation and Other Benefits.

5.1                                 Base Salary.  During the Term of Employment, the Executive shall receive a base salary of One Hundred Fifty-Eight Thousand Four Hundred and 00/100 Dollars ($158,400.00) per annum (such per annum amount being referred to herein as the Executive’s “Base Salary”), payable in accordance with the Employers’ normal payroll practices.  The Executive’s Base Salary shall be reviewed annually by the Board for increase (but not any decrease) in the Board’s sole discretion.  The Executive’s Base Salary as may be so increased from time to time during the Term of Employment shall then constitute the Executive’s “Base Salary” for purposes of this Agreement.

5.2                                 Annual Bonus.  During the Term of Employment, the Executive shall be entitled to participate in an equitable manner with other executive officers of the Employers in such discretionary bonus payment or awards as may be authorized, declared and paid by the Board to the Employers’ executive employees.  No other compensation or additional benefits provided for in this Agreement shall be deemed to be a substitute for the Executive’s right to receive such bonuses if, when and as declared and paid by the Board.

5.3                                 Incentive, Retirement, and Savings Plans.  During the Term of Employment, the Executive shall participate in all incentive, pension, retirement, savings, stock option and other stock grant and equity compensation plans, as well as all other employee benefit plans and programs, which may be maintained from time to time by the Employers for the benefit of senior executives and/or other employees of the Employers.

5.4                                 Welfare Benefit Plans.  During the Term of Employment, the Executive and his spouse and other eligible dependents shall participate in, and be covered by, all of the health and other welfare benefit plans and programs that may be maintained from time to time by the Employers for the benefit of senior executives and/or other employees of the Employers.

5.5                                 Expense Reimbursement.  During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses, including reasonable business travel expenses, incurred by the Executive in performing his duties and responsibilities under this Agreement in accordance with the policies, programs, procedures and practices of the Employers as in effect at the time the expense was incurred, as the same may be changed from time to time.

5.6           Fringe Benefits; Automobile.  During the Term of Employment, the Executive shall be eligible to benefit from such fringe benefits and perquisites, in accordance with the policies, programs,  procedures and practices of the Employers, as may be in effect and provided from time to time to senior executives and/or other employees of the Employers, and shall be entitled to the use of an automobile, of a type commensurate with the Executive’s office and standing, at the Employers’ expense.

6.                                       Termination.

6.1                                 Termination Due to Death.  In the event of the Executive’s death during the Term of Employment, the Term of Employment shall thereupon end and his estate or other legal representative, as the case may be, shall, subject to Section 6.11 of this Agreement, only be entitled to:

(a)                                  Base Salary continuation at the rate in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination for a period of six months commencing on such Date of Termination or, if the Board so determines in its sole discretion and in lieu of such six-month salary continuation, a lump sum payment equal in amount to such six-month Base Salary continuation; provided, however, that if the Executive’s death during the Term of Employment occurs after, or within one year prior to, a Change in Control, then the Executive’s estate or other legal representative shall receive, in lieu of the payments required under this Section 6.1(a) and subject to Section 6.9 below, the full lump sum payment required under Section 6.4(a) below in the event of a termination of the Executive’s employment after, or within one year prior to, a Change in Control (and, in the case of the Executive’s death within one year prior to a Change in Control, any amounts paid under this Section 6.1(a) prior to the Change in Control shall be taken into account in determining the total amount payable to the Executive’s estate or other legal representative as a result of the Change in Control);

(b)                                 any Base Salary accrued but not yet paid as of the Date of Termination;

(c)                                  any bonus actually awarded or commissions actually earned, but not yet paid, as of the Date of Termination;

(d)                                 reimbursement for all expenses (under Section 5.5) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(e)                                  payment of the per diem value of any unused vacation days that have accrued during the Term of Employment prior to the Date of Termination and the unused, unaccrued portion of any vacation days available through the end (but not beyond) of the calendar year in which the Date of Termination occurs;

(f)                                    any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs, procedures and practices of the Employers;

(g)                                 continuation of all health and other welfare benefits provided under Section 5.4 of this Agreement for the benefit of the Executive’s spouse and other eligible dependents at the level in effect on the Date of Termination and at no cost to the Executive’s spouse and such other eligible dependents for a period commencing on the Date of Termination and ending, with respect to the Executive’s spouse, on the earlier of her death or remarriage and, with respect to any other eligible dependent of the Executive, on such date as such dependent reaches the age of legal emancipation in accordance with the laws of the Commonwealth of Massachusetts (or, if such continuation of health or other welfare benefits is not permitted by applicable law, the Employers shall provide the economic equivalent in lieu thereof); and

(h)                                 any rights to indemnification in accordance with Section 10 of this Agreement.

6.2                                 Suspension for Disability.

(a)                                  If, during the Term of Employment, the Executive shall either qualify to receive disability benefits under any group long-term disability plan then maintained by the Employers or, if no such plan is maintained by the Employers, have been absent from his duties with the Employers on a full-time basis due to physical or mental illness for six (6) consecutive months, and in either case shall not have returned to the full-time performance of his duties within thirty (30) days after written notice of potential suspension has been given to the Executive by the Employers, then the Executive’s employment shall be deemed to be suspended on the basis of disability (a “Suspension for Disability”).

(b)                                 If a Suspension for Disability occurs during the Term of Employment, the Employers shall pay the Executive an amount equal, on a per annum basis, to seventy-five percent (75%) of the Executive’s Highest Annual Compensation as determined on the effective date of the Suspension for Disability (assuming, for purposes of such determination, that the effective date of the Suspension for Disability is the Date of Termination as referred to in the definition of Highest Annual Compensation), such amount to be paid out in equal periodic installments in accordance with the Employers’ ordinary payroll practices during the period that such payments are required to be made under this Section 6.2(b).  These payments shall commence on the first ordinary payroll payment date of the Employers after the effective date of the Executive’s Suspension for Disability and will end on the earliest to occur of the following:  (i) the date on which the Executive returns to full-time employment with the Employers; (ii) the Executive’s death; or (iii) the termination by either party, or the expiration, of the Term of Employment in accordance with the terms of this Agreement.  After a Suspension for Disability occurs, the Employers shall be free to fill the Executive’s positions.  Upon the Executive being able to return to full-time employment before any termination or the expiration of the Term of Employment, the Executive shall, at his option, (i) assume the President and Treasurer position of the Company and Executive Vice President and Treasurer position of the Bank or, if another individual is then holding either of such positions and the Executive is not reappointed to both such positions, assume such other position(s) as may be available with the Employers at the same Base Salary as was in effect at the time the Suspension for Disability had commenced and otherwise continue in the employ of the Employers in accordance with the terms of this Agreement or (ii) if another individual is then holding either of such positions and the Executive is not reappointed to both such positions, exercise his right to terminate this Agreement for Good Reason under Section 6.4 of this Agreement.  The disability payments to be paid to the Executive during a Suspension for Disability under this Section 6.2(b) shall be in addition to any payments or other benefits payable to the Executive under any qualified or nonqualified retirement plans or programs maintained by the Employers but shall be reduced by any payments received by the Executive during such Suspension for Disability under any group long-term disability plan maintained by the Employers.  Notwithstanding any other provision contained in this Agreement to the contrary, the occurrence of a Suspension of Disability shall not in any way prevent or otherwise limit the parties’ exercising any of their respective rights to terminate the Term of Employment at any time in accordance with the terms of this Agreement.

(c)                                  The Employers shall cause to be continued during any Suspension for Disability all life, health and other welfare coverages and benefits as were maintained by the Employers for the benefit of the Executive and his spouse and other eligible dependents prior to the occurrence of such Suspension for Disability, such continuation to continue, subject to Section 6.2(d) of this Agreement, until the expiration of the Term of Employment.

(d)                                 Notwithstanding any other provision to the contrary in this Section 6.2, there shall be no reduction in the compensation (except as otherwise provided in Section 6.2(b) above), accrued benefits or pension granted or accruing to the Executive during the period of any Suspension for Disability and there shall be no abrogation or limitation of any of the other provisions of this Agreement that grant rights to the Executive or the Executive’s spouse or other eligible dependents or the Executive’s estate following the Executive’s death, Retirement or other applicable termination of employment during the Term of Employment as a result of any Suspension for  Disability.

6.3                                 Termination by the Board for Cause.

(a)                                  The Board may terminate the Executive’s employment hereunder for Cause, as provided in Section 6.3(b) below.  If the Board terminates the Executive’s employment under this Section 6.3 for Cause, the Term of Employment shall thereupon end as set forth below and the Executive shall, subject to Section 6.11 of this Agreement, only be entitled to:

(i)            any Base Salary accrued but not yet paid as of the Date of Termination;

(ii)           any bonus actually awarded or commissions actually earned, but not yet paid, as of the Date of Termination;

(iii)          reimbursement for all expenses (under Section 5.5) incurred as of the Date of Termination, but not yet paid as of the Date of Termination; and

(iv)          payment of the per diem value of any unused vacation days that    have accrued during the Term of Employment prior to the Date of Termination and the unused, unaccrued portion of any vacation days available through the end (but not beyond) of the calendar year in which the Date of Termination occurs.

(b)                                 In determining Cause, the alleged acts or omissions of the Executive must be confirmed beyond a reasonable doubt by not less than two-thirds of the Board (meaning, for purposes of this Section 6.3(b), the Board excluding the Executive and any other directors of the Employers who are alleged to have been involved or otherwise to have an interest in any of such alleged acts or omissions of the Executive) at a meeting duly called and held for the purpose of the Board’s making such determination (the “Determination Meeting”). In the event of such a confirmation by  the Board, the Employers shall notify the Executive that the Employers intend to terminate the Executive’s employment for Cause under this Section 6.3 (the “Confirmation Notice”).  The Confirmation Notice shall specify the act(s), or omission(s), upon the basis of which the Board has confirmed the existence of Cause and must be delivered to the Executive within ten (10) days after the date on which the Determination Meeting has been held.  If the Executive notifies the Employers in writing (the “Opportunity Notice”) within ten (10) days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided one opportunity to meet with the Board (or a sufficient quorum thereof) to discuss such act(s) or omission(s).  Such opportunity to meet with the Board shall be fixed and shall occur on a date selected by the Board (such date being not less than ten (10) nor more than thirty (30) days after the Employers receive the Opportunity Notice from the Executive).  Such meeting (the “Final Meeting”) shall take place at the principal offices of the Employers or such other location as agreed to by the Executive and the Employers.  During the period commencing on the date on which notice of the Determination Meeting is duly given to the Board and ending either on the date of the Determination Meeting, if no determination of Cause is made at the Determination Meeting, or on the Date of Termination, and not withstanding anything to the contrary in this Agreement, the Executive shall be suspended from employment with the Employers (with continuing payment of Base Salary and continuation of benefits in accordance with Section 5 of this Agreement, to the extent such payments and benefits are not prohibited by applicable law, regulation, regulatory policy or other regulatory requirement), and the Board may, during such suspension period, reasonably limit the Executive’s access to the principal offices and any other premises of the Employers and/or the Executive’s access to any of the Employers’ assets or personnel.  If the Board properly sets the date of the Final Meeting and if the Board (or a sufficient quorum thereof) attends the Final Meeting and in good faith does not rescind its confirmation of Cause at the Final Meeting or if the Executive fails to attend the Final Meeting for any reason, the Executive’s employment by the Employers shall, immediately upon the closing of the Final Meeting and the delivery to the Executive of the Notice of Termination, be terminated for Cause under this Section 6.3.  If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in this Section 6.3, the Executive’s employment with the Employers shall, on the eleventh day after the receipt by the Executive of the Confirmation Notice, be terminated for Cause under this Section 6.3.  In the event of any dispute hereunder, the Executive shall be entitled, to the extent not prohibited by applicable law, regulation, regulatory policy or other regulatory requirement, until the earliest to occur of (i) the Date of Termination, (ii) the expiration of the then current Term of Employment or (iii) the resolution of such dispute, to be paid his Base Salary in accordance with the Employers’ ordinary payroll practices and continue to receive all other benefits to be provided to the Executive pursuant to Section 5 hereof, and there shall be no reduction whatsoever of any amounts subsequently paid to the Executive upon resolution of such dispute as a result of, or in respect to, such interim payments or coverage.  The procedure set forth in this Section 6.3 to determine the existence of Cause shall at all times be subject to the requirements of applicable law, regulation, regulatory policy or other regulatory requirements.

6.4                                 Termination by Employers Without Cause or by Executive for Good Reason.  The Employers may terminate the Executive’s employment for any reason and without Cause, or for no reason at all, at any time during the Term of Employment upon sixty (60) days prior written notice to the Executive.  The Executive may terminate his employment for Good Reason at any time during the Term of Employment upon sixty (60) days prior written notice to the Employers.  If the Employers terminate the Executive’s employment hereunder without Cause or the Executive terminates his employment hereunder for Good Reason, then the Term of Employment shall thereupon end and the Executive shall, subject to Section 6.11 of this Agreement, only be entitled to:

(a)                                  an aggregate amount equal to two times the Executive’s Highest Annual Compensation, such amount to be paid out in equal periodic installments in accordance with the Employers’ ordinary payroll practices over the two-year period commencing on the first payroll payment date after the Date of Termination; provided, however, that if such termination by either the Employers or the Executive occurs at any time during the Term of Employment after, or within one year prior to, a Change in Control, then the Executive shall, subject to Section 6.9 below, be entitled to a cash lump sum payment equal to two (2) times the Executive’s Highest Annual Compensation, which lump sum shall be paid within thirty (30) days following the later of the Date of Termination or the date of the Change in Control (and, in the case of any such termination within one year prior to a Change in Control, any amounts paid under this Section 6.4(a) prior to the Change in Control shall be taken into account in determining the total amount payable to the Executive as a result of the Change in Control);

(b)                                 any Base Salary accrued but not yet paid as of the Date of Termination;

(c)                                  any bonus actually awarded or commissions actually earned, but not yet paid, as of the Date of Termination;

(d)                                 reimbursement for all expenses (under Section 5.5) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(e)                                  payment of the per diem value of any unused vacation days that have accrued during the Term of Employment prior to the Date of Termination and the unused, unaccrued portion of any vacation days available through the end (but not beyond) of the calendar year in which the Date of Termination occurs;

(f)                                    any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs, procedures or practices of the Employers;

(g)                                 continuation of the welfare benefits of the Executive and his spouse and other eligible dependents at the level in effect (as provided for by Section 5.4 of this Agreement) on, and at the same out-of-pocket cost to the Executive as of, the Date of Termination for the two-year period commencing on the Date of Termination (or, if such continuation is not permitted by applicable law or if the Board so determines in its sole discretion, the Employers shall provide the economic equivalent in lieu thereof);

(h)                                 reimbursement for the reasonable fees of a professional out-placement service selected by the Executive within ninety (90) days after the Date of Termination; and

(i)                                     any rights to indemnification in accordance with Section 10 of this Agreement.

In the event of any dispute hereunder, the Executive shall be entitled until the earliest to occur of (i) the Date of Termination, (ii) the expiration of the then current Term of Employment, or (iii) the resolution of such dispute, to be paid his Base Salary in accordance with the Employers’ ordinary payroll practices and continue to receive all other benefits to be provided to the Executive pursuant to Section 5 hereof, and there shall be no reduction whatsoever of any amounts subsequently paid to the Executive upon resolution of such dispute as a result of, or in respect to, such interim payments or coverage.

6.5                                 Voluntary Termination.

(a)                                  During the Term of Employment, the Executive may effect, upon sixty (60) days prior written notice to the Employers, a Voluntary Termination of his employment hereunder and thereupon the Term of Employment shall end.  A “Voluntary Termination” shall mean a termination of employment by the Executive on his own initiative other than (i) a termination due to death, (ii) a termination for Good Reason, (iii) a termination due to Retirement, or (iv) a termination upon expiration of the Term of Employment.

(b)                                 Upon a Voluntary Termination, the Executive shall, subject to Section 6.11 of this Agreement, only be entitled to:

(i)                                     Base Salary accrued but not yet paid as of the Date of Termination;

(ii)                                  any bonus actually awarded or commissions actually earned, but not yet paid, as of the Date of Termination;

(iii)                               reimbursement for all expenses (under Section 5.5) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(iv)                              payment of the per diem value of any unused vacation days that have accrued during the Term of Employment prior to the Date of Termination and the unused, unaccrued portion of any vacation days available through the end (but not beyond) of the calendar year in which the Date of Termination occurs;

(v)                                 any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs, procedures or practices of the Employers; and

(vi)                              any rights to indemnification in accordance with Section 10 of this Agreement;

provided, however, that if a Voluntary Termination occurs within one year prior to a Change in Control, then the Executive shall receive, in addition to all of the payments and benefits required under this Section 6.5(b) and subject to Section 6.9 below, the full lump sum payment required under Section 6.4(a) above in the event of a termination of the Executive’s employment after, or within one year prior to, a Change in Control, which lump sum shall be paid within thirty (30) days following the date of the Change in Control.

6.6                                 Termination Due to Retirement.  The Executive may terminate his employment hereunder on the basis of his Retirement upon sixty (60) days prior written notice to the Employers.  If, during the Term of Employment, the Executive’s employment is so terminated due to Retirement, the Term of Employment shall thereupon end and the Executive shall, subject to Section 6.11 of this Agreement, only be entitled to:

(a)                                  Base Salary accrued but not yet paid as of the Date of Termination;

(b)                                 any bonus actually awarded or commissions actually earned, but not yet paid, as of the Date of Termination;

(c)                                  reimbursement for all expenses (under Section 5.5) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;

(d)                                 payment of the per diem value of any unused vacation days that have accrued during the Term of Employment prior to the Date of Termination and the unused, unaccrued portion of any vacation days available through the end (but not beyond) of the calendar year in which the Date of Termination occurs;

(e)                                  any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans, programs, procedures or practices of the Employers;

(f)                                    continuation of the welfare benefits of the Executive, his spouse and other eligible dependants, if any, at the level in effect (as described in Section 5.4 of this Agreement) on, and at the same out-of-pocket cost to the Executive as of, the Date of Termination for the one-year period commencing on the Date of Termination (or, if such continuation of benefits is not permitted by applicable law or if the Board so determines in its sole discretion, the Employers shall provide the economic equivalent in lieu thereof); and

(g)                                 any rights to indemnification in accordance with Section 10 of this Agreement;

provided, however, that if a termination due to Retirement occurs within one year prior to a Change in Control, then the Executive shall receive, in addition to all of the payments and benefits required under this Section 6.6 and subject to Section 6.9 below, the full lump sum payment required under Section 6.4(a) above in the event of a termination of the Executive’s employment after, or within one year prior to, a Change in Control, which lump sum shall be paid within thirty (30) days following the date of the Change in Control.

6.7                                 No Obligation to Mitigate; Offset Under Certain Circumstances.  In the event of any termination of the Executive’s employment under this Section 6, the Executive shall be under no obligation to seek other employment or to mitigate damages.  If any termination of the Executive’s employment occurs after a Change in Control, then there shall be no offset against any amounts due the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  If any termination of the Executive’s employment occurs prior to a Change in Control, then the amounts that may be payable by the Employers to the Executive during any applicable period following the Date of Termination and prior to the date of any Change in Control under Sections 6.4(a) or 7.3 of this Agreement may be adjusted, so that any payment paid to the Executive by the Employers during any such period shall equal the difference between the total amount that the Employers would otherwise be required to pay to the Executive for such period pursuant to Sections 6.4(a) or 7.3, as applicable, and the total amount of any payments received by the Executive from any third party(ies) during such period.

6.8                                 Notice of Termination.  Any termination of the Executive’s employment under this Section 6 requiring advance written notice shall be communicated by a notice of termination to the other party hereto given in accordance with Section 11.3 of this Agreement (the “Notice of Termination”).  The Notice of Termination, in the case of a termination by the Employers for Cause, or a termination by the Executive for Good Reason, shall indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the dates, facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

6.9                                 Code Section 280G Reduction.  Anything in this Agreement or in any other agreement, contract, understanding, plan or program entered into or maintained by the Employers to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, and/or any successor provision or section thereto (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, collectively, the “Excise Tax”), and if the Payments less the Excise Tax would be less than the amount of the Payments that would otherwise be payable to the Executive without imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax (and taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any such other agreement, contract, understanding, plan or program), the cash and non-cash payments and benefits payable to the Executive shall be reduced (with the executive being provided with the amount of each payment and benefit as calculated by the Employers and given ten (10) business days in which to prioritize the order of reduction of each such payment or benefit); but only if, by reason of any such reduction, the Payments with any such reduction shall exceed the Payments less the Excise Tax without any such reduction.  For purposes of this Section 6.9, (i) no portion of the Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination, shall be taken into account, (ii) no portion of the Payments shall be taken into account that, in the opinion of tax counsel selected in good faith by the Employers, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including without limitation by reason of Section 280G(b)(4)(A) of the Code, (iii) any payments and/or benefits under this Agreement or otherwise for services to be rendered on or after the effective date of a Change in Control shall be reduced only to the extent necessary so that such payments and/or benefits in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in the immediately preceding clause (ii) of this sentence, and (iv) the value of any non-cash payment or benefit or any deferred payment or benefit included in the Payments shall be determined by the Employers’ independent auditors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code and the applicable regulations or proposed regulations under the Code.  Except as otherwise provided in this Section 6.9, the foregoing calculations and determinations shall be made in good faith by the Employers and shall be conclusive and binding upon the parties.  The Employers shall pay all costs and expenses incurred in connection with any such calculations or determinations.

6.10                           Payment.  Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled to under this Section 6, including, without limitation, any economic equivalent of any benefit, shall be made, to the extent practicable, within five (5) business days following the Date of Termination.

6.11                           Bank Regulatory Limitations.  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any applicable regulations promulgated thereunder.  In addition, to the extent required by applicable law, regulation, regulatory policy  or other regulatory requirement, the aggregate amount and/or value of the compensation paid as a result of any termination of the Executive’s employment with the Employers, regardless of the reason for any such termination of employment, shall not exceed the limit prescribed by such applicable law, regulation, regulatory policy or other regulatory requirement.

6.12                           Option to Serve as Consultant.

(a)                                  In lieu of the Employers terminating the Term of Employment without Cause or the Executive terminating the Term of Employment for any reason, the parties may agree that the Executive shall serve as a consultant to the Employers for the balance of the Term of Employment (as such may be extended pursuant to Section 3 of this Agreement) in accordance with the terms set forth in this Section 6.12.  If the Employers and the Executive so agree that the Executive shall serve as a consultant to the Employers hereunder, the Executive shall render such services of an advisory or consultative nature as the Employers may reasonably require of him from time to time and he shall assist the Employers in their relations with their employees and customers, such that the Employers shall have the benefit of the Executive’s experience and knowledge of the Employers’ business and operations, his reputation and contacts in the industry generally as well as in the Employers’ market area and his general business experience.

(b)                                 During the period of the Executive’s providing the consulting services contemplated by Section 6.12(a) above (the “Consulting Period”), the Executive shall devote approximately one-half of his time during normal business hours to the business and affairs of the Employers, and shall receive as compensation therefor an amount equal, on a per annum basis, to fifty percent (50%) of the Executive’s Highest Annual Compensation as determined as of the date upon which the Consulting Period commences (assuming, for purposes of such determination, that the date upon which the Consulting Period commences is the Date of Termination as referred to in the definition of Highest Annual Compensation), such amount to be paid out in equal periodic installments in accordance with the Employers’ ordinary payroll practices during the Consulting Period.

(c)                                  During the Consulting Period, the Executive shall be deemed to be an employee of the Employers and, on this basis, the Executive shall be entitled to a continuation of all of the compensation, payments and other benefits provided to him, his spouse and other eligible dependents pursuant to Sections 5.3 through 5.6 of this Agreement in accordance with the terms thereof.  During the Consulting Period, there shall be no affirmative obligation on the part of the Executive to serve or to continue to serve as a member of the Board, and any such membership shall be in accordance with the mutual agreement of the Executive and the Employers.

(d)                                 The Consulting Period may be terminated at any time by either the Employers or the Executive for any reason, or for no reason at all, upon sixty (60) days prior written notice to the other party.  If the Consulting Period is terminated by either the Employers or the Executive prior to the occurrence of a Change in Control, then, so long as the Consulting Period has not been terminated by the Employers for Cause and subject to any applicable provisions of Section 6.12(e) below, such termination shall be deemed to have occurred, effective as of the date on which the Consulting Period terminates, on the grounds that would have applied at the time of the parties’ first entering into the consulting arrangement provided for in this Section 6.12, if the Employers or the Executive, as the case may be, had exercised the right of termination then available to such party, and the Executive shall be entitled to receive all of the payments and benefits set forth in the applicable provisions of Section 6 of this Agreement on account of such termination, except that any reference to Base Salary in any such applicable provision shall mean the amount of annual compensation required to be paid to the Executive under Section 6.12(b) above; provided, however, notwithstanding the grounds for termination that may have applied at the time of the parties’ first entering into the consulting arrangement provided for in this Section 6.12, if the Employers terminate the Consulting Period without Cause or the Executive terminates the Consulting Period for Good Reason (to the extent that the principle of Good Reason may apply to the Executive’s termination of the Consulting Period pursuant to clauses (a)(iii) and (a)(iv) of the definition of Good Reason contained above), then the Executive shall be entitled to receive all of the payments and benefits set forth in Section 6.4 of this Agreement (including without limitation Section 6.4(a) above) on account of such termination, except that the reference to Base Salary in Section 6.4(b) above shall mean the amount of annual compensation required to be paid to the Executive under Section 6.12(b) above.  If the Consulting Period is terminated by either the Employers or the Executive for any reason, or for no reason at all, following the occurrence of a Change in Control, then, subject to any applicable provisions of Section 6.12(e) below, the Executive shall be deemed to have exercised his right to terminate this Agreement for Good Reason, where such Good Reason is the occurrence of such Change in Control, effective as of the date on which the Consulting Period terminates, and the Executive shall be entitled to all of the payments and benefits set forth in Section 6.4 of this Agreement (including without limitation Section 6.4(a) above) on account of such termination, except that the reference to Base Salary in Section 6.4(b) above shall mean the amount of annual compensation required to be paid to the Executive under Section 6.12(b) above.  For purposes of calculating the amount payable to the Executive under Section 6.4(a) of this Agreement if the Consulting Period is terminated hereunder, to the extent that any such payment is required, the Executive’s Highest Annual Compensation shall be determined as of the date on which the Employers and the Executive first entered into the consulting arrangement provided for under this Section 6.12.

(e)                                  If the Consulting Period is terminated as a result of the Executive’s death, then the Executive’s estate or other legal representative, as the case may be, shall be entitled to receive the payments and benefits set forth in Section 6.1 of this Agreement, including the payments provided for in Section 6.1(a) above if the Executive’s death occurs after, or within one year prior to, a Change in Control, except that the references to Base Salary in Sections 6.1(a) above, in the case of the Executive’s death prior to a Change in Control, and 6.1(b) above shall mean the amount of annual compensation required to be paid to the Executive under Section 6.12(b) above.  If the Executive becomes disabled during the Consulting Period, as such disability is contemplated under Section 6.2(a) of this Agreement, then all of the terms of Section 6.2 above shall apply, except that the amount that may be paid to the Executive during any Suspension for Disability shall equal seventy-five percent (75%) of the amount of the compensation required to be paid to the Executive under Section 6.12(b) above, the reference to Base Salary in Section 6.2(b) above shall mean the amount of annual compensation required to be paid to the Executive under Section 6.12(b) above, and any and all references in Section 6.2 to the Executive’s employment, offices, titles, positions or other functions with the Employers shall mean the consulting arrangement entered into between the Employers and the Executive pursuant to this Section 6.12.  If the Consulting Period is terminated by the Employers for Cause, then the Executive shall be entitled to all of the payments set forth in Section 6.3 of this Agreement, except that the reference to Base Salary in Section 6.3(a)(i) above shall mean the amount of annual compensation required to be paid to the Executive under Section 6.12(b) above.

7.                                       Confidential Information; Noncompetition.

7.1                                 Confidentiality.  The Executive shall not, during or after the period during which he is employed by the Employers, disclose any Confidential Information (as such term is defined herein) to any Person for any reason or purpose whatsoever.  The term “Confidential Information” shall mean all confidential information of or relating to the Employers and any of their Affiliates, including without limitation financial information and data, business plans and information regarding prospects and opportunities (such as, by way of example only, client and customer lists and acquisition, disposition, expansion, product development and other strategic plans), but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of his obligations described in this Section 7.1.  Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Employers with prior written notice of any such required or potentially required disclosure and shall cooperate with the Employers and use his best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.  The Executive’s obligation to refrain from disclosing any Confidential Information under this Section 7.1 shall continue in effect in accordance with its terms following any termination of this Agreement pursuant to Section 6 above.

7.2                                 Noncompetition.  If the Executive’s employment with the Employers (including without limitation any employment during a Consulting Period) is terminated by the Employers or the Executive for any reason, other than due to death, or for no reason at all or otherwise terminates as a result of the expiration of the Term of Employment, in any such case prior to a Change in Control, then during the two-year period following the Date of Termination or, if a Change in Control occurs at any time during such two-year period, such shorter period from the Date of Termination up to the date of such Change in Control, and subject to Section 7.3 hereof, the Executive shall not:  (a) directly or indirectly, whether as owner, partner, shareholder (other than the holder of 1% or less of the common stock of any company the common stock of which is listed on a national stock exchange or quoted on the Nasdaq Stock Market),  be engaged as a consultant, agent, employee or otherwise, engage in competition with the Employers or any of their Affiliates within a ten (10) mile radius of any city or town in which the Bank or any Affiliate has a branch or other office; or (b) hire or attempt to hire, or assist in hiring, any employees of the Employers or any of their Affiliates, or solicit, encourage or induce any such employee to terminate his or her relationship with the Employers or any such Affiliate; or (c) solicit, encourage or induce any customer or client of the Employers or any of their Affiliates to terminate his or its relationship with the Employers or any such Affiliate or to do business with anyone other than the Employers and their Affiliates.

7.3                                 Payments.  During the two years or such shorter period during which the restrictions of Section 7.2 above apply, the Executive shall be paid, subject to Section 6.7 above, a per annum amount equal to seventy percent (70%) of the per annum amount required under Section 6.4(a) of this Agreement in the event of a termination of the Executive’s employment prior to a Change in Control; provided, however, that, if the termination of the Executive’s employment that precedes such period of restriction required under Section 7.2 above has occurred pursuant to Section 6.4 above, then the Executive shall be paid during such period the full per annum amount required under Section 6.4(a).  If the period of the restrictions required under Section 7.2 above follows any termination of a Consulting Period, then the payments required under this Section 7.3 shall be reduced to a per annum amount equal to fifty percent (50%) of the per annum amount specified in Section 6.4(a) of this Agreement, subject to Section 6.7 above and subject further to any requirement that the full per annum amount under Section 6.4(a) be paid during such period pursuant to Sections 6.12(d) or 6.12(e) above.  The amount payable under this Section 7.3 is only payable during the period of restriction that is the subject of Section 7.2 of this Agreement.  Inasmuch as such period of restriction shall not apply under any circumstances after a Change in Control, no amount shall be paid to the Executive under this Section 7.3 under any circumstances after a Change in Control (although amounts may otherwise be paid to the Executive, his estate or other legal representative after a Change in Control under other applicable provisions of this Agreement).  The amounts to be paid to the Executive under this Section 7.3 shall be paid out in equal periodic installments in accordance with the Employers’ ordinary payroll practices over the two-year or such shorter  period commencing on the first payroll date after the Date of Termination.

7.4                                 Injunctive Relief.  The Executive acknowledges and agrees that the Employers will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 7.  The Executive agrees that the Employers shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 7, and to specific performance of each of the terms of this Section 7 in addition to any other legal or equitable remedies that the Employers may have.  The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Employers have an adequate remedy at law.

7.5                                 Special Severability.  The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

8.                                       Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach hereof, other than an action brought by the Employers for injunctive or other equitable relief in the enforcement of the Employers’ rights under Section 7 above, in which case such action may be brought in any court of competent jurisdiction, shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Employers, one by the Executive and the third by the first two arbitrators.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston, Massachusetts.  Such arbitration shall be conducted in the City of Boston, Massachusetts in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 8.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of Executive’s  rights under this Agreement, the Employers shall pay (or the Executive shall be entitled to recover from the Employers, as the case may be) the Executive’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent that the arbitrators shall determine that the Executive has not acted in good faith or that under the circumstances recovery by the Executive of all or part of any such fees and costs and expenses would be inequitable or otherwise unjust.

9.                                       Successors.

9.1                                 The Executive.  This Agreement is personal to the Executive and, without the prior written consent of the Employers, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.  In the event of the Executive’s death prior to the completion by the Employers of all payments due to the

Executive under this Agreement, the Employers shall continue to make such payments to the Executive’s beneficiary(ies) as designated in writing by the Executive to the Employers prior to his death (or to his estate, if he fails to make such designation).

9.2                                 The Employers.  This Agreement shall inure to the benefit of and be binding upon the Employers and their successors and assigns.  Each of the Company and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent as if no such succession had taken place.  Failure of either the Company or the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if he terminated this Agreement for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the Date of Termination.  As used in this Agreement, “Company,” “Bank” and “Employers” shall mean the Company, the Bank and the Employers as hereinbefore defined and any successor to the business and/or assets of either the Company or the Bank as aforesaid which successor assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                                 Indemnification.  The Executive (and his heirs, executors and administrators) shall be indemnified and held harmless by the Employers to the fullest extent permitted by applicable law, regulation, regulatory policy or other regulatory requirement, against all expenses, liabilities and losses (including, without limitation, all reasonable attorneys’ fees and all judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive as a consequence of the Executive being or having been made a party to, or being or having been involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a trustee, director or officer of the Employers or is or was serving at the request of the Employers as a trustee, director or officer of another corporation or other entity (including, but not limited to, a Subsidiary or an Affiliate of the Employers), and such indemnification shall continue after the Executive shall cease to be an officer, director or trustee.  The right to indemnification conferred hereby shall be a contract right and shall also include, to the extent permitted by applicable law, regulation, regulatory policy or other regulatory requirement, the right to be paid by the Employers the expenses incurred in defending any such proceeding in advance of the final disposition upon receipt by the Employers of an undertaking by or on behalf of the Executive to repay such amount or a portion thereof, if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employers pursuant hereto or as otherwise authorized by law, regulation, regulatory policy or other regulatory requirement, but such repayment by the Executive shall only be in an amount ultimately determined to exceed the amount to which the Executive was entitled to be indemnified.  The Employers’ acceptance of any such undertaking by or on behalf of the Executive may not be conditioned upon any evidence or demonstration by or on behalf of the Executive of any financial capacity to make any such repayment at the time such undertaking is delivered.

11.                                 Miscellaneous.

11.1                           Applicable Law.  This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

11.2                           Amendments/Waiver.  This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.  No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

11.3                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive at his last address on file with the Employers and, if to the Employers, to the Employers at their then current executive offices or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee (which receipt shall be deemed to have occurred at any time that the addressee refuses or otherwise attempts to avoid delivery of any such notice or communication).

11.4                           Withholdings.  The Employers may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.5                           Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.6                           Captions.  The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof.

11.7                           Entire Agreement.  This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties.

11.8                           Survivorship.  The respective rights and obligations of the parties to this Agreement, including, without limitation, any of their respective rights and obligations under Section 10 of this Agreement, shall survive any termination of this Agreement or any termination of the Executive’s employment hereunder for any reason to the extent necessary to accomplish the intended preservation of such rights and obligations.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and each of the Employers has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer, in each case as an instrument under seal and as of the date set forth above.

ATTEST:	ENTERPRISE BANCORP, INC.

/s/ Arnold S. Lerner	By:	/s/ George L. Duncan
Arnold S. Lerner	George L. Duncan.
Vice Chairman	Chairman and Chief Executive Officer

ATTEST:	ENTERPRISE BANK AND TRUST COMPANY

/s/ Arnold S. Lerner	By:	/s/ George L. Duncan
Arnold S. Lerner	George L. Duncan
Vice Chairman	Chairman and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Robert R. Gilman	/s/ John P. Clancy, Jr.
John P. Clancy Jr.